UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2019

SAExploration Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or other jurisdiction of incorporation)

001-35471

(Commission file number)

27-4867100

(IRS Employer Identification No.)

1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079

(Address of principal executive offices) (Zip Code)

(281) 258-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	SAEX	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendments to Forbearance Agreements

As previously disclosed, on September 23, 2019, SAExploration Holdings, Inc. (the “Company”) and certain of its subsidiaries entered into a series of forbearance agreements with:

•

certain lenders (the “ABL Forbearing Parties”) of approximately $20.5 million in aggregate principal amount (representing approximately 93% of the outstanding principal amount) of the loans under the Third Amended and Restated Credit and Security Agreement, dated as of September 26, 2018 (as amended, the “ABL Agreement”), by and among SAExploration Inc., a subsidiary of the Company, as the borrower, the Company, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Cantor Fitzgerald Securities, as the agent (the “ABL Forbearance Agreement”);

•

certain lenders (the “Term Loan Forbearing Parties”) of at least 67% of the outstanding principal amount of the term loans under the Term Loan and Security Agreement, dated as of June 29, 2016 (as amended, the “Term Loan Agreement”), by and among the Company, as the borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Delaware Trust Company, as the Collateral Agent and as the Administrative Agent (the “Term Loan Forbearance Agreement”); and

•

certain holders (the “Notes Forbearing Parties” and together with the Term Loan Forbearing Parties and the ABL Forbearing Parties, the “Forbearing Parties”) of at least 90% of the outstanding principal amount of the Company’s 6.00% Senior Secured Convertible Notes due 2023 (the “Convertible Notes”) issued pursuant to the indenture, dated as of September 26, 2018 (as amended, the “Convertible Notes Indenture” and, together with the Term Loan Agreement and the ABL Agreement, the “Debt Instruments”), by and among the Company, the guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee and collateral trustee (the “Convertible Notes Forbearance Agreement” and together with the Term Loan Forbearance Agreement and the ABL Forbearance Agreement, the “Forbearance Agreements”).

On December 31, 2019, the Company and certain of its subsidiaries entered into amendments to the Forbearance Agreements (together, the “Forbearance Agreement Amendments”). Pursuant to the Forbearance Agreement Amendments, the Forbearing Parties agreed to: (i) extend the effectiveness of their agreement to refrain from exercising their rights and remedies under the Debt Instruments and applicable law (the “Forbearance”) until the earlier of (a) January 27, 2020, and (b) the date the Forbearance Agreements otherwise terminate in accordance with their terms; and (ii) make certain amendments to the existing and potential defaults covered by the Forbearance.

The foregoing description of the Forbearance Agreement Amendments is a summary only and is qualified in its entirety by reference to the complete text of Forbearance Agreement Amendments attached as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 hereto, each incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 30, 2019, the Company’s Board of Directors terminated the employment of Brian Beatty, the Company’s Chief Operating Officer. Under the terms of his employment agreement with the Company, as a result of his termination, Mr. Beatty was deemed to have immediately resigned as a director of the Company as well as any other office, position, or directorship which he held with any of the Company’s affiliates. Mr. Beatty will not receive any compensation or other severance benefits in connection with the termination of his employment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amendment No. 1 to Forbearance Agreement, dated as of December 31, 2019, among SAExploration, Inc., SAExploration Holdings, Inc., the other loan parties party thereto and the lenders party thereto.

10.2	Amendment No. 1 to Forbearance Agreement, dated as of December 31, 2019, among SAExploration Holdings, Inc., the other loan parties party thereto and the lenders party thereto.

10.3	Amendment No. 1 to Forbearance Agreement, dated as of December 31, 2019, among SAExploration Holdings, Inc. and the holders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAExploration Holdings, Inc.

Date: December 31, 2019	By:	/s/ Kevin Hubbard
Name: Kevin Hubbard
Title: Interim Chief Financial Officer